PROMISSORY NOTE

October 1, 2002

$76,461.00

FOR VALUE RECEIVED, the undersigned promises to pay to the order of Elite Machine Tool Company, Inc. their successors or assigns ("the Holder"), at such place as the Holder may, from time to time, designate in writing the principal sum of U. S. Dollars Seventy Six thousand four hundred and sixty one and Cents 00/100. This note is non interest bearing and due on demand and to be paid in lawful money of the United States of America as follows:

1 This note is non interest bearing and due on demand.

2 The principal sum of U. S. Dollars Seventy Six thousand Four hundred and sixty one and cents 00/100 shall be due on demand and at the Holder's option.

3 In addition to the above, at the option of the Holder, the indebtedness evidenced by this Note, shall become due and payable without notice or demand upon the failure of the undersigned to pay any sum due hereunder when due or demanded by the Holder.

4 The undersigned agrees to pay all costs of collection, including without limitation reasonable attorney's fees.

5 All payments hereon shall be in lawful money of the United States of America in immediately available funds. The note may be prepaid in full or part at any time without penalty.

6 The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or unenforceability of any one provision or portion hereof shall not affect the validity or enforceability of any other provision hereof. This note will be governed by the laws of the State of California.

MAKER

Lawrence Consalvi